Exhibit 99.1

AMENDMENT TO pURPLE INNOVATION, INC. 2017 EQUITY INCENTIVE PLAN

The Board of Directors (the “Board”) of Purple Innovation, Inc. (the “Company”) hereby amends the Purple Innovation, Inc. 2017 Equity Incentive Plan (the “Plan”) as follows. Capitalized terms used but not otherwise defined herein shall have the meanings given them in the Plan.

WHEREAS, the Company maintains the Plan for itself and its Affiliates, and Section 14(a) of the Plan allows the Company’s Board to amend, alter, suspend, discontinue, or terminate the Plan or any portion thereof at any time, without stockholder approval, except for limited provisions that are not applicable.

WHEREAS, on July 12, 2021, the Board adopted a unanimous written consent authorizing and approving the Plan’s amendment of some or all of Sections 7(f), 13 and 15(u) of the Plan, to (i) eliminate single trigger vesting on a Change in Control, unless specifically approved by the Board or Committee, and (ii) make other changes beneficial to administration of the Plan.

NOW, THEREFORE, the Plan is amended as follows, effective July 12, 2021:

1. Section 7(f) of the Plan is amended in its entirety to read as follows:

(f) Compliance with Laws, etc. Notwithstanding the foregoing, in no event shall a Participant be permitted to exercise an Option in a manner that the Committee determines would violate the Sarbanes-Oxley Act of 2002, if applicable, or any other applicable law, the applicable rules and regulations of the Securities and Exchange Commission, the applicable rules and regulations of any securities exchange or inter-dealer quotation system upon which the securities of the Company are listed or traded, or the trading rules or policies of the Company. Except as otherwise provided in the Award Agreement or other written agreement between a Participant and the Company, if a Participant’s employment or service terminates for any reason other than for Cause and during the last thirty days of the post-termination exercise period, if any, applicable to the Participant’s Option the exercise of the Participant’s Option would be prohibited by applicable law, the applicable rules and regulations of the Securities and Exchange Commission, the applicable rules and regulations of any securities exchange or inter-dealer quotation system upon which the securities of the Company are listed or traded, or the trading rules or policies of the Company, then the applicable post-termination exercise period will be extended to the last day of the calendar month that commences following the date the Award would otherwise expire, with an additional extension of the exercise period to the last day of the next calendar month to apply if any of the foregoing restrictions apply at any time during such extended exercise period, generally without limitation as to the maximum permitted number of extensions; provided, however, that in no event may such Option be exercised after the expiration of its maximum term.

2. Section 13 is amended in its entirety to read as follows:

13. Reserved [This amendment shall not modify any award outstanding prior to this amendment to the extent that such modification is prohibited by Section 14(b) of the Plan.]

3. Section 15(u) is amended in its entirety to read as follows:

(u) Section 409A. Unless otherwise expressly provided for in an Award Agreement, the Plan and Award Agreements will be interpreted to the greatest extent possible in a manner that makes the Plan and the Awards granted under this Plan exempt from Section 409A of the Code, and, to the extent not so exempt, comply with Section 409A of the Code. If the Board determines that any Award granted under this Plan is not exempt from and is therefore subject to Section 409A of the Code, the Award Agreement evidencing such Award will incorporate the terms and conditions necessary to avoid the consequences specified in Section 409A(a)(1) of the Code, and to the extent an Award Agreement is silent on terms necessary for compliance, such terms are hereby incorporated by reference into the Award Agreement. Notwithstanding anything to the contrary in this Plan (and unless the Award Agreement expressly provides otherwise), if a Participant holding an Award that constitutes “deferred compensation” under Section 409A of the Code is a “specified employee” for purposes of Section 409A of the Code, no distribution or payment of any amount that is due because of a “separation from service” (as defined in Section 409A of the Code without regard to alternative definitions thereunder) will be issued or paid before the date that is six months following the date of such Participant’s “separation from service” (as defined in Section 409A of the Code without regard to alternative definitions thereunder) or, if earlier, the date of the Participant’s death, unless such distribution or payment can be made in a manner that complies with Section 409A of the Code, and any amounts so deferred will be paid in a lump sum on the day after such six month period elapses (or as soon as practicable following the Participant’s death, if applicable), with the balance paid thereafter on the original schedule. Notwithstanding anything in the Plan or any Award Agreement to the contrary, each Participant is solely liable and responsible for any federal and state income or other taxes arising from any Award to the Participant, the Company has no duty or obligation to minimize the tax consequences of any Award to the Participant and will not be liable to the Participant or Participant’s estate for any adverse tax consequences to the Participant or the Participant’s estate in connection with any Award.